EXHIBIT 16

Letter regarding change in Certifying Accountant

Beckstead and Watts, LLP

Certified Public Accountants

3340 Wynn Road, Suite B

Las Vegas, NV 89102

702.257.1984 tel

702.362.0540 fax

November 23, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for World Wide Web, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2003 and 2002, and reviewed the interim period ended June 30, 2004.  Effective November 7, 2004, we were dismissed by the Company as principal accountants.  We have read the Company's statements included under Item 4 of its Form 8-K dated November 9, 2004, and we agree with such statements except that we cannot confirm or deny that the appointment of Moore Stephens Wurth Frazer and Torbet, LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Beckstead and Watts, LLP